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                                                                    EXHIBIT 99.2

                                    [LOGO OF PRUDENTIAL SECURITIES APPEARS HERE]


                                                                January 15, 1996

The Board of Directors
Reunion Resources Company
2801 Post Oak Boulevard
Houston, TX 77056


Dear Sirs:

Oneida Molded Plastics Corporation, a New York corporation ("Oneida"), a wholly-owned subsidiary of Reunion Resources Company, a Delaware corporation ("Reunion"), and Rostone Corporation, a Delaware corporation ("Rostone"), propose to enter into a Merger Agreement (the "Agreement") providing for the merger of Rostone with and into Oneida. Pursuant to the Agreement, and as more fully described therein, at the "Effective Time" (as defined in the Agreement):
(i) each share of common stock of Rostone, par value $0.40 per share (the "Rostone Common Stock"), and each share of preferred stock of Rostone, par value $0.01 per share (the "Rostone Preferred Stock"), shall be converted into the right to receive $0.01 per share ("Deferred Consideration A") on the date on which Reunion consummates the sale of certain oil and gas assets; (ii) each share of Rostone Preferred Stock shall be converted into the right to receive a cash payment on March 31, 1997 equal to eight times the amount, if any, by which "Rostone EBIT" (as defined in the Agreement) for the calendar year 1996 exceeds $2,200,000, up to a maximum payment of $2,000,000 ("Deferred Consideration B"), divided by the aggregate number of shares of Rostone Preferred Stock, provided that the aggregate cumulative amount of Deferred Consideration A and Deferred Consideration B paid in connection with the Rostone Preferred Stock shall not exceed $2,905,000, and each share of Rostone Common Stock shall be converted into the right to receive the balance, if any, of Deferred Consideration B not paid in connection with the Rostone Preferred Stock divided by the aggregate number of shares of Rostone Common Stock; (iii) each share of Rostone Preferred Stock shall be converted into the right to receive a cash payment on March 31, 1998 equal to eight times the amount, if any, by which Rostone EBIT for the calendar year 1997 exceeds $2,450,000, up to a maximum payment of $2,000,000 ("Deferred Consideration C"), divided by the aggregate number of shares of Rostone Preferred Stock, provided that the aggregate cumulative amount of Deferred Consideration A, Deferred Consideration B and Deferred Consideration C paid in connection with the Rostone Preferred Stock shall not exceed $2,905,000, and each share of Rostone Common Stock shall be converted into the right to receive the balance, if any, of Deferred Consideration C not paid in connection with the Rostone Preferred Stock divided by the aggregate number of shares of Rostone Common Stock; and (iv) Oneida, as the surviving corporation, shall assume the aggregate principal amount of debt and capital leases of Rostone, together with all accrued and unpaid interest thereon outstanding on the Closing Date (as defined in the Agreement) (the "Debt").
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                                    [LOGO OF PRUDENTIAL SECURITIES APPEARS HERE]
                                                          The Board of Directors
                                                       Reunion Resources Company
                                                                January 15, 1996
                                                                          Page 2

In addition, we understand that the Debt to be assumed by Oneida, as the surviving corporation, pursuant to the Agreement, amounts to approximately $11,686,187. The amounts referred to in clauses (i) through (ii) of the first paragraph hereof, and in the first sentence of this paragraph, are hereafter collectively referred to as the "Merger Consideration".

Furthermore, we understand that (i) approximately 94% of the Rostone Common Stock is owned by C.G.I. Investment Corporation ("C.G.I.I.") and approximately 6% of the Rostone Common Stock is owned by two private individuals; (ii) 51% of the common stock of C.G.I.I. is owned by Stanwich Partners, Inc. ("Stanwich") and 49% of the common stock of C.G.I.I. is owned by Chatwins Group, Inc. ("Chatwins"), 100% of the common stock of which in turn is owned by Stanwich; and (iii) Chatwins controls approximately 45% of the common stock of Reunion.

You have asked us to render an opinion, with respect to the fairness, from a financial point of view, to Reunion of the Merger Consideration to be paid pursuant to the Agreement.

In conducting our analysis and arriving at the opinion stated herein, we have, among other things: (i) reviewed Rostone's historical financial data and other information regarding Rostone prepared by the management of Rostone and Reunion ("Management"); (ii) reviewed certain information, including financial projections prepared by Management, relating to the sales, earnings and prospects for Rostone's business; (iii) reviewed the financial terms of a draft of the Agreement dated January 3, 1996; (iv) reviewed the financial terms of certain other transactions we deemed relevant; (v) reviewed publicly available information concerning certain other companies that we deemed to be comparable to Rostone, and the trading history of the common stock of each such company;
(vi) conducted discussions with senior officers of Rostone and Reunion concerning the financial condition and prospects of Rostone; and (vii) reviewed such other financial studies and analyses, and performed such other investigations and taken into account such other matters, as we deemed relevant to our opinion.

Prudential Securities Incorporated ("Prudential Securities") was retained by Reunion pursuant to a letter agreement dated November 29, 1995 to render an opinion with regard to the proposed transaction. We received a retainer fee from Reunion, and we will receive an additional fee in connection with this opinion, as set forth in the letter agreement referred to above. Prudential Securities has previously provided financial services to Reunion for which we have received fees. In addition, in the ordinary course of business, we may trade the common stock of Reunion for our own account and for the accounts of customers, and accordingly at any time may hold a long or short position in such common stock, and certain accounts of our customers hold common stock of Reunion.
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                                    [LOGO OF PRUDENTIAL SECURITIES APPEARS HERE]
                                                          The Board of Directors
                                                       Reunion Resources Company
                                                                January 15, 1996
                                                                          Page 3


In preparing our opinion, we have, without independent verification, relied upon the accuracy and completeness of the financial data and other information reviewed by us that was provided to us by Management, or is publicly available. With respect to the financial projections prepared by Management, we have assumed that they represent the best currently available estimates and judgments of Management as to the future financial performance of Rostone, and we have not undertaken any independent analysis to verify the reasonableness of the assumptions underlying such financial forecasts. We have neither made nor obtained any independent appraisals of the properties, facilities or other assets of Rostone. We note that for each of the three years ending December 31, 1992, 1993 and 1994, Rostone has received qualified audit opinions from Price Waterhouse L.L.P. We have assumed that Rostone EBIT for the calendar years 1996 and 1997 will be calculated pursuant to the Agreement on a stand alone basis. In addition, we have assumed that all the transactions contemplated by the Agreement will be consummated on the basis of the terms and provisions of the January 3, 1996 draft of the Agreement. Our opinion is necessarily based on economic, financial and market conditions as they exist and can be evaluated on the date hereof.


It is understood that this letter is for the information of the Board of Directors of Reunion only, and must not be used for any other purpose without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid pursuant to the Agreement is fair, from a financial point of view, to Reunion.

Very truly yours,

/s/ Prudential Securities Incorporated

PRUDENTIAL SECURITIES INCORPORATED